EX-2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

GOLDMAN SACHS BDC, INC.,

EVERGREEN MERGER SUB INC.,

GOLDMAN SACHS MIDDLE MARKET LENDING CORP.

and

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Dated as of June 11, 2020

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(continued)

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(continued)

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(continued)

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(continued)

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2020 (this “Agreement”), among Goldman Sachs BDC, Inc., a Delaware corporation (“GSBD”), Goldman Sachs Middle Market Lending Corp., a Delaware corporation (“MMLC”), Evergreen Merger Sub Inc., a Delaware corporation and wholly-owned direct Consolidated Subsidiary of GSBD (“Merger Sub”) and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (“GSAM”).

RECITALS

A. Each of GSBD and MMLC has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and GSAM is the investment adviser of each of GSBD and MMLC;

B. WHEREAS, GSBD, MMLC, Merger Sub and GSAM previously entered into that certain Agreement and Plan of Merger, dated as of December 9, 2019 (the “Original Merger Agreement”), and, pursuant to Section 9.5 of the Original Merger Agreement, the parties desire to amend and restate the Original Merger Agreement in its entirety;

C. Upon the terms and subject to the conditions set forth in this Agreement, GSBD, MMLC and Merger Sub intend to merge Merger Sub with and into MMLC (the “Merger”), with MMLC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

D. Immediately after the Merger and the Terminations, the Surviving Company shall merge with and into GSBD (the “Second Merger” and, together with the Merger, the “Mergers”), with GSBD as the surviving company in the Second Merger.

E. The Board of Directors of GSBD (the “GSBD Board”), upon the recommendation of a committee of the GSBD Board comprised solely of the Independent Directors of GSBD (the “GSBD Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of GSBD and the Unaffiliated GSBD Stockholders and (y) the interests of GSBD’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) approved the proposed issuance of GSBD Common Stock in connection with the Merger (the “GSBD Stock Issuance”) and the amendment and restatement of the GSBD Charter in the form of the Amended and Restated GSBD Charter (the “GSBD Charter Amendment”) (the matters referred to in this clause (iii) together with the adoption of this Agreement, the “GSBD Matters”), (iv) directed that the adoption of this Agreement and the approval of the other GSBD Matters be submitted to GSBD’s stockholders at the GSBD Stockholders Meeting and (v) resolved to recommend that the stockholders of GSBD adopt this Agreement and approve the other GSBD Matters.

F. The Board of Directors of MMLC (the “MMLC Board”), on the recommendation of a committee of the MMLC Board comprised solely of the Independent Directors of MMLC (the “MMLC Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of MMLC and the Unaffiliated MMLC Stockholders and (y) the interests of MMLC’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and the other MMLC Matters be submitted to MMLC’s stockholders at the MMLC Stockholders Meeting and (iv) resolved to recommend that the stockholders of MMLC adopt this Agreement and the other MMLC Matters.

G. The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend the adoption of this Agreement by GSBD, in GSBD’s capacity as the sole stockholder of Merger Sub.

H. The parties intend the Mergers to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

I. The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into MMLC, and the separate corporate existence of the Merger Sub shall cease. MMLC shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Delaware.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Dechert LLP, Three Bryant Park, 1095 Avenue of the Americas, New York, NY 10036, on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that MMLC shall file with the Secretary of State of the State of Delaware (“DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.5 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GSBD, MMLC or Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.

(b) All shares of common stock, par value $0.001 per share, of MMLC (the “MMLC Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by GSBD or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist, and no shares of common stock, par value $0.001 per share, of GSBD (the “GSBD Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c) Subject to Section 1.5(e), each share of MMLC Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of GSBD Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d) All of the shares of MMLC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of MMLC Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of MMLC Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e) The Exchange Ratio shall be appropriately adjusted if, between the Determination Date and the Effective Time, the respective outstanding shares of MMLC Common Stock or GSBD Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f) Each share of GSBD Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of GSBD Common Stock.

1.6 Termination of Certain Contractual Obligations. After the Effective Time and immediately prior to the Second Merger, the MMLC Advisory Agreement, the MMLC Administration Agreement and the MMLC Trademark License Agreement shall be automatically terminated and of no further force and effect (the “Terminations”).

1.7 The Second Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Second Effective Time, the Surviving Company shall merge with and into GSBD and the separate corporate existence of the Surviving Company shall cease. GSBD shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Delaware. The Second Merger shall become effective as set forth in the certificate of merger (the “Second Certificate of Merger”) that GSBD shall file with the DE SOS on the Closing Date (the “Second Effective Time”), it being understood that the GSBD and the Surviving Company shall cause the Second Effective Time to occur immediately following the Terminations. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the DGCL.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of GSBD or the Surviving Company or the holder of any of the following securities:

(i) Each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor.

(ii) Each share of GSBD Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of GSBD Common Stock.

1.8 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of MMLC shall be amended and restated in the form of the certificate of incorporation of Merger Sub as of the Effective Time, and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such certificate of incorporation and bylaws, as applicable.

(b) At the Second Effective Time, by virtue of the Second Merger, the certificate of incorporation of GSBD shall be amended and restated in its entirety to be in the form of the Amended and Restated GSBD Charter, until thereafter amended in accordance with applicable Law and the terms of such certificate of incorporation. The bylaws of GSBD as in effect immediately prior to the Second Effective Time shall be the bylaws of GSBD, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

1.9 Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Subject to applicable Law, the directors and officers of GSBD immediately prior to the Effective Time shall be the directors and officers of GSBD immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Notwithstanding the foregoing, upon the consummation of the Second Merger, (i) the GSBD Board will expand the GSBD Board to eight (8) directors and will appoint the members of the MMLC Board as of the date hereof who are also members of the MMLC Board as of the Closing Date to the GSBD Board (the “Designated Directors”), and (ii) the Designated Directors will be apportioned among Class I (to serve until the 2021 annual meeting of stockholders) and Class II (to serve until the 2022 annual meeting of stockholders) of the GSBD Board.

ARTICLE II

MERGER CONSIDERATION

2.1 Delivery of Evidence of GSBD Common Stock. As soon as reasonably practicable after the Effective Time, GSBD shall issue and deposit with its transfer agent evidence of book-entry shares representing GSBD Common Stock issuable as Merger Consideration pursuant to Section 1.5(c).

2.2 Fractional Shares. Each holder of MMLC Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of GSBD Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of GSBD Common Stock multiplied by (ii) the volume-weighted average trading price of a share of GSBD Common Stock on the New York Stock Exchange (the “NYSE”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by GSBD that is reasonably acceptable to MMLC). For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3 Paying and Exchange Agent. Prior to the Effective Time, GSBD shall appoint GSBD’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of GSBD and MMLC. Following the Effective Time, GSBD shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4 Delivery of Merger Consideration.

(a) Each holder of record of shares of MMLC Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of GSBD Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall be entitled to receive, as soon as reasonably practicable after the Effective Time, the Merger Consideration and any cash in lieu of fractional shares of GSBD Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and, after the applicable payment date, any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b). The Exchange Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.

(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of MMLC Common Stock at the Effective Time shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of GSBD Common Stock represented by such shares of MMLC Common Stock and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of GSBD Common Stock represented by such shares of MMLC Common Stock with a record date after the Effective Time (but before the issuance of GSBD Common Stock issuable with respect to such shares of MMLC Common Stock) and with a payment date subsequent to the issuance of GSBD Common Stock issuable with respect to such shares of MMLC Common Stock.

2.5 No Further Ownership Rights. All Merger Consideration paid by GSBD in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to MMLC Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of MMLC shall be closed, and there shall be no further transfers on the stock transfer books of MMLC of the shares of MMLC Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6 Net Asset Value Calculation.

(a) GSBD shall deliver to MMLC a calculation of the net asset value of GSBD as of a date mutually agreed between MMLC and GSBD, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by GSBD in preparing the calculation of the net asset value of GSBD (with an accrual for any cash dividend declared by GSBD and not yet paid) (the “Closing GSBD Net Asset Value”); provided that GSBD shall update the calculation of the Closing GSBD Net Asset Value in the event that there is a material change to the Closing GSBD Net Asset Value prior to the Closing (including without limitation any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing GSBD Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the GSBD Board, including the GSBD Special Committee, shall be required to approve, and GSAM shall certify in writing to MMLC, the calculation of the Closing GSBD Net Asset Value.

(b) MMLC shall deliver to GSBD a calculation of the net asset value of MMLC as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by MMLC in preparing the calculation of the net asset value of MMLC (with an accrual for any cash dividend declared by MMLC and not yet paid) (the “Closing MMLC Net Asset Value”); provided that MMLC shall update the calculation of the Closing MMLC Net Asset Value in the event there is a material change to the Closing MMLC Net Asset Value prior to the Closing (including without limitation any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing MMLC Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the MMLC Board, including the MMLC Special Committee, shall be required to approve, and GSAM shall certify in writing to GSBD, the calculation of the Closing MMLC Net Asset Value.

(c) In connection with preparing the calculations provided pursuant to this Section 2.6, each of GSBD and MMLC shall use the portfolio valuation methods approved by the GSBD Board or the MMLC Board, as applicable, for valuing the securities and other assets of GSBD or MMLC, as applicable, as of March 31, 2020, unless otherwise agreed by each of the GSBD Board and the MMLC Board.

(d) GSAM agrees to give each of MMLC and GSBD and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individual remains employed by GSAM or its Affiliates.

2.7 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of MMLC as of the first anniversary of the Effective Time may be paid to GSBD, upon GSBD’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of MMLC who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of GSBD Common Stock shall thereafter look only to GSBD with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of MMLC, GSBD, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of MMLC Common Stock for any amount delivered in good faith pursuant to applicable abandoned property, escheat or similar Laws.

2.8 Withholding Rights. GSBD or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of MMLC Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MMLC

Except with respect to matters that have been Previously Disclosed, MMLC hereby represents and warrants to GSBD that:

3.1 Corporate Organization.

(a) MMLC is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. MMLC has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC. MMLC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the certificate of incorporation of MMLC (the “MMLC Charter”) and the Amended and Restated Bylaws of MMLC (the “MMLC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by MMLC.

(c) Each Consolidated Subsidiary of MMLC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC.

3.2 Capitalization.

(a) The authorized capital stock of MMLC consists of (i) 200,000,000 shares of MMLC Common Stock, of which 53,844,947 were outstanding as of the close of business on June 8, 2020 (the “MMLC Capitalization Date”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on the MMLC Capitalization Date. All of the issued and outstanding shares of MMLC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to MMLC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of MMLC may vote (“Voting Debt”) is issued or outstanding. As of the MMLC Capitalization Date, except pursuant to the MMLC Subscription Agreements or as otherwise set forth on Section 3.2 of the MMLC Disclosure Schedule, MMLC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of MMLC Common Stock, Voting Debt or any other equity securities of MMLC or any securities representing the right to purchase or otherwise receive any shares of MMLC Common Stock, Voting Debt or other equity securities of MMLC. There are no obligations of MMLC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of MMLC, Voting Debt or any equity security of MMLC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other equity security of MMLC or its Consolidated Subsidiaries or (ii) pursuant to which MMLC or any of its Consolidated Subsidiaries is or could be required to register shares of MMLC’s capital stock or other securities under the Securities Act. All of the MMLC Common Stock sold has been sold pursuant to private placements exempt from the registration requirements of the Securities Act and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of MMLC are owned by MMLC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of MMLC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3 Authority; No Violation.

(a) MMLC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The MMLC Board (on the recommendation of the MMLC Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of MMLC and the Unaffiliated MMLC Stockholders and (B) the interests of MMLC’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to MMLC’s stockholders for approval at a duly held meeting of such stockholders (the “MMLC Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of MMLC adopt this Agreement (such recommendation, the “MMLC Board Recommendation”). Except for receipt of the MMLC Requisite Vote, the execution and delivery of this Agreement and the consummation of the Mergers and the other Transactions have been authorized by all necessary corporate action on the part of MMLC. This Agreement has been duly and validly executed and delivered by MMLC and (assuming due authorization, execution and delivery by MMLC and Merger Sub) constitutes the valid and binding obligation of MMLC, enforceable against MMLC in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Except as otherwise set forth on Section 3.3(b) of the MMLC Disclosure Schedule, neither the execution and delivery of this Agreement by MMLC, nor the consummation by MMLC of the Transactions, nor performance of this Agreement by MMLC, will (i) violate any provision of the MMLC Charter or the MMLC Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to MMLC or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of MMLC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which MMLC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC.

3.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by MMLC of the Mergers and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the GSBD Stockholders Meeting and the MMLC Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Certificate of Merger with and the acceptance for record of the Certificate of Merger by the DE SOS in respect of the Merger, (iii) the filing of the Second Certificate of Merger with and the acceptance for the record of the Second Certificate of Merger by the DE SOS in respect of the Second Merger, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of GSBD Common Stock pursuant to this Agreement and approval of listing of such GSBD Common Stock on the NYSE, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC.

3.5 Reports.

(a) MMLC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2017 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “MMLC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries taken as a whole. No MMLC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To MMLC’s knowledge, all MMLC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of MMLC is required to make any filing with the SEC.

(b) Neither MMLC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to MMLC’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of MMLC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has MMLC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of MMLC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) MMLC has made available to GSBD all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of MMLC (i) there are no unresolved comments from the SEC with respect to the MMLC SEC Reports or any SEC examination of MMLC and (ii) none of the MMLC SEC Reports is subject to any ongoing review by the SEC.

3.6 MMLC Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of MMLC and its Consolidated Subsidiaries included (or incorporated by reference) in the MMLC SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of MMLC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to MMLC’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PricewaterhouseCoopers LLP (“PwC”) has not resigned, threatened resignation or been dismissed as MMLC’s independent public accountant as a result of or in connection with any disagreements with MMLC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of MMLC as of December 31, 2019 included in the audited financial statements set forth in MMLC’s annual report on Form 10-K for the year ended December 31, 2019 (the “MMLC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2019, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the MMLC SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC, neither MMLC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the MMLC Balance Sheet in accordance with GAAP.

(c) Neither MMLC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MMLC and its Consolidated Subsidiaries in the MMLC SEC Reports.

(d) Since the Applicable Date, (i) neither MMLC nor any of its Consolidated Subsidiaries nor, to the knowledge of MMLC, any director, officer, auditor, accountant or representative of MMLC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MMLC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that MMLC or any of its Consolidated

Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing MMLC or any of its Consolidated Subsidiaries, whether or not employed by MMLC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by MMLC or any of its directors, officers or agents to the MMLC Board or any committee thereof or to any director or officer of MMLC.

(e) Neither MMLC nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to MMLC (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f) To MMLC’s knowledge, since the Applicable Date, PwC, which has expressed its opinion with respect to the financial statements of MMLC and its Consolidated Subsidiaries included in the MMLC SEC Reports (including the related notes), has been (i) “independent” with respect to MMLC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g) The principal executive officer and principal financial officer of MMLC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and MMLC is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h) MMLC has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by MMLC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to MMLC’s management as appropriate to allow timely decisions regarding required disclosure and to allow MMLC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) MMLC’s management, with the participation of MMLC’s principal executive and financial officers, has completed an assessment of the effectiveness of MMLC’s internal controls over financial reporting for the fiscal year ended December 31, 2019 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that MMLC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, using the framework specified in MMLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the MMLC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of MMLC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for MMLC’s auditors any material weaknesses in internal controls; and

(iv) provided to GSBD true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the MMLC Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to GSBD true, complete and correct copies of any such disclosures that are made after the date hereof.

(i) The fair value of MMLC’s investments as of December 31, 2019 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the MMLC Board.

(j) To MMLC’s knowledge, there is no fraud or suspected fraud affecting MMLC involving management of MMLC or employees of GSAM who have significant roles in MMLC’s internal control over financial reporting, when such fraud could have a material effect on MMLC’s consolidated financial statements.

3.7 Broker’s Fees. Neither MMLC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Morgan Stanley & Co. LLC pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to GSBD.

3.8 Absence of Changes or Events. Since December 31, 2019, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of MMLC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of GSBD under Section 6.1 or 6.2.

3.9 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 3.9 of the MMLC Disclosure Schedule,

(a) MMLC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC. MMLC has not received any written or, to MMLC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole. MMLC is, and was, fully qualified to sell shares of MMLC Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC.

(b) MMLC is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC.

(c) MMLC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for MMLC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the MMLC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole.

(d) MMLC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit MMLC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole. MMLC has not received any written or, to MMLC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of MMLC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of MMLC, threatened that would result in any such disqualification.

(f) The minute books and other similar records of MMLC contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of MMLC, the MMLC Board and any committees of the MMLC Board.

3.10 MMLC Information. None of the information supplied or to be supplied by MMLC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of MMLC or stockholders of GSBD or at the time of the MMLC Stockholders Meeting or the GSBD Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by MMLC with respect to information supplied by GSBD, Merger Sub or GSAM for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11 Taxes and Tax Returns.

(a) Goldman Sachs Middle Market Lending LLC (“MMLC LLC”) was formed on June 13, 2016. Effective January 30, 2017, MMLC LLC converted from a Delaware limited liability company to a Delaware corporation named Goldman Sachs Middle Market Lending Corp., which, by operation of law, is deemed for purposes of Delaware law the same entity as MMLC LLC. Each of MMLC LLC, MMLC and each of their respective Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of MMLC LLC, MMLC or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon MMLC LLC, MMLC or any of its Consolidated Subsidiaries for which MMLC does not have reserves that are adequate under GAAP. Neither MMLC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MMLC and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither MMLC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither MMLC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by MMLC or any of its Consolidated Subsidiaries. Neither MMLC LLC, MMLC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If MMLC LLC, MMLC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) At all times prior to its conversion to a Delaware corporation on January 30, 2017 (the “Conversion”), MMLC LLC was classified as a disregarded entity or partnership for U.S. federal, state and local income tax purposes. In connection with the Conversion, MMLC LLC (or a direct or indirect owner of MMLC LLC’s equity, as the case may be) made a timely filed election pursuant to Section 337 of the Code and the applicable Treasury Regulations to cause built-in gain to be recognized in respect of MMLC LLC property attributable to a member of MMLC LLC that was taxable as a corporation (or, on a look-through basis, has direct or indirect owners that are so taxable).

(c) MMLC made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). MMLC has qualified as a RIC at all times since the beginning of its taxable year ending December 31, 2017 and expects to continue to so qualify through the Effective Time. No challenge to MMLC’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of MMLC ending on or before the Effective Time, MMLC has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by MMLC after the date of this Agreement has been timely paid).

(d) Prior to the Effective Time, MMLC shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Determination Date, MMLC shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(e) MMLC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(f) MMLC is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) MMLC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(h) MMLC is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(i) No claim has been made in writing by a taxing authority in a jurisdiction where MMLC or any of its Consolidated Subsidiaries does not file Tax Returns that MMLC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(j) Neither MMLC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(k) Neither MMLC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(l) Neither MMLC nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than MMLC LLC, MMLC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(m) Neither MMLC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is MMLC or any of its Consolidated Subsidiaries).

(n) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of MMLC or any of its Consolidated Subsidiaries.

3.12 Litigation. There are no material Proceedings pending or, to MMLC’s knowledge, threatened against MMLC or any of its Consolidated Subsidiaries. There is no Order binding upon MMLC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole.

3.13 Employee Matters. Neither MMLC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14 Certain Contracts.

(a) MMLC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to GSBD of, all Contracts (collectively, the “MMLC Material Contracts”) to which, as of the date hereof, MMLC or any of its Consolidated Subsidiaries is a party, or by which MMLC or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of MMLC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to MMLC or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of MMLC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by MMLC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of MMLC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole);

(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to MMLC and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of MMLC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that MMLC and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the MMLC SEC Reports;

(vii) any Contract that obligates MMLC or any of its Consolidated Subsidiaries to conduct any business that is material to MMLC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate GSBD, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each MMLC Material Contract is (x) valid and binding on MMLC or its applicable Consolidated Subsidiary and, to MMLC’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole. The MMLC Advisory Agreement has been approved by the MMLC Board and stockholders of MMLC in accordance with Section 15 of the Investment Company Act. Neither MMLC nor any of its Consolidated Subsidiaries nor, to MMLC’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any MMLC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC. No MMLC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to MMLC or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any MMLC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole.

3.15 Insurance Coverage. All material insurance policies maintained by MMLC or any of its Consolidated Subsidiaries and that name MMLC or any of its Consolidated Subsidiaries as an insured (each, a “MMLC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each MMLC Insurance Policy have been paid. Neither MMLC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any MMLC Insurance Policy.

3.16 Intellectual Property. MMLC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of MMLC and its Consolidated Subsidiaries taken as a whole (hereinafter, “MMLC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC. No claims are pending for which MMLC has received written notice or, to the knowledge of MMLC, threatened (i) that MMLC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any MMLC Intellectual Property Right is invalid or unenforceable. To the knowledge of MMLC, no Person is infringing, misappropriating or using without authorization the rights of MMLC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to MMLC and its Consolidated Subsidiaries, taken as a whole.

3.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MMLC:

(a) there are no Proceedings of any kind, pending or, to the knowledge of MMLC, threatened, against MMLC or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b) there are no Orders by or with any Governmental Entity, imposing any liability or obligation on MMLC or any of its Consolidated Subsidiaries under or in respect of any Environmental Law

(c) there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by MMLC or any of its Consolidated Subsidiaries during the period of MMLC’s or its Consolidated Subsidiary’s ownership or lease; and

(d) none of MMLC nor any of its Consolidated Subsidiaries has entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by MMLC or any of its Consolidated Subsidiaries.

3.18 Real Property. Neither MMLC nor any of its Consolidated Subsidiaries owns or leases any real property.

3.19 Investment Assets. Each of MMLC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of MMLC or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by MMLC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of MMLC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.20 State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.21 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of MMLC Common Stock in connection with the Transactions.

3.22 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by MMLC that is used in connection with the computations made by MMLC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the MMLC Board as of March 31, 2020 and set forth in MMLC’s compliance policies and procedures, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by MMLC other than investment assets that are used in connection with the computations made by MMLC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations provided by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the MMLC Board as of March 31, 2020.

3.23 Opinion of Financial Advisor. The MMLC Special Committee has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the MMLC Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to the Unaffiliated MMLC Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GSBD

Except with respect to matters that have been Previously Disclosed, GSBD hereby represents and warrants to MMLC that:

4.1 Corporate Organization.

(a) GSBD is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Each of GSBD and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD. GSBD has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the form of Certificate of Incorporation of GSBD (the “GSBD Charter”) and the form of Bylaws of GSBD (the “GSBD Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by GSBD.

(c) Each Consolidated Subsidiary of GSBD (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD.

4.2 Capitalization.

(a) The authorized capital stock of GSBD consists of (i) 200,000,000 shares of GSBD Common Stock, of which 40,401,637 were outstanding as of the close of business on June 8, 2020 (the “GSBD Capitalization Date”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on the GSBD Capitalization Date. All of the issued and outstanding shares of GSBD Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to GSBD attaching to the ownership thereof. All of the shares of GSBD Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to GSBD attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of GSBD may vote (“GSBD Voting Debt”) is issued or outstanding. As of the GSBD Capitalization Date, except pursuant to GSBD’s distribution reinvestment plan or as otherwise set forth on Section 4.2 of the GSBD Disclosure Schedule, GSBD does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of GSBD Common Stock, GSBD Voting Debt or any other equity securities of GSBD or any securities representing the right to purchase or otherwise receive any shares of GSBD Common Stock, GSBD Voting Debt or other equity securities of GSBD. There are no obligations of GSBD or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GSBD, GSBD Voting Debt or any equity security of GSBD or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, GSBD Voting Debt or any other equity security of GSBD or its Consolidated Subsidiaries or (ii) pursuant to which GSBD or any of its Consolidated Subsidiaries is or could be required to register shares of GSBD capital stock or other securities under the Securities Act. All of GSBD Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of GSBD are owned by GSBD, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of GSBD has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3 Authority; No Violation.

(a) Each of GSBD and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The GSBD Board (on the recommendation of the GSBD Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of GSBD and the Unaffiliated GSBD Stockholders and (B) the interests of GSBD’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) approved the other GSBD Matters, (iv) directed that the adoption of this Agreement and the approval of the other GSBD Matters be submitted to GSBD’s stockholders at a duly held meeting of such stockholders (the “GSBD Stockholders Meeting”) and (v) resolved to recommend that the stockholders of GSBD adopt this Agreement and approve the other GSBD Matters (such recommendation, the “GSBD Board Recommendation”). The Board of Directors of Merger Sub has unanimously determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Transactions and resolved to recommend the adoption of this Agreement by GSBD, in GSBD’s capacity as the sole stockholder of Merger

Sub. Except for receipt of the GSBD Requisite Vote and the adoption of this Agreement by GSBD, as the sole stockholder of Merger Sub (which adoption shall occur promptly following the execution of this Agreement), the Mergers and the Transactions have been authorized by all necessary corporate action on the part of GSBD and Merger Sub. This Agreement has been duly and validly executed and delivered by GSBD and Merger Sub and (assuming due authorization, execution and delivery by GSBD) constitutes the valid and binding obligation of each of GSBD and Merger Sub, enforceable against each of GSBD and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Except as otherwise set forth on Section 4.3(b) of the GSBD Disclosure Schedule, neither the execution and delivery of this Agreement by GSBD or Merger Sub, nor the consummation by GSBD or Merger Sub of the Transactions, nor performance of this Agreement by GSBD or Merger Sub, will (i) violate any provision of the GSBD Charter, the GSBD Bylaws or the bylaws or charter of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to GSBD or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of GSBD or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which GSBD or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD.

4.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by GSBD or Merger Sub of the Mergers and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Certificate of Merger with and the acceptance for record of the Certificate of Merger by the DE SOS in respect of the Merger, (iii) the filing with, and the acceptance for record of each such filing by, the DE SOS of (a) the Amended and Restated GSBD Charter and (b) the Second Certificate of Merger in respect of the Second Merger (iv) any notices or filings under the HSR Act, (v) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of GSBD Common Stock pursuant to this Agreement and approval of listing of such GSBD Common Stock on the NYSE, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD.

4.5 Reports.

(a) Except as otherwise set forth on Section 4.5(a) of the GSBD Disclosure Schedule, GSBD has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “GSBD SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries taken as a whole. To GSBD’s knowledge, no GSBD SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To GSBD’s knowledge, all GSBD SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of GSBD is required to make any filing with the SEC.

(b) Neither GSBD nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to GSBD’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of GSBD or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has GSBD or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of GSBD, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) GSBD has made available to MMLC all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of GSBD, (i) there are no unresolved comments from the SEC with respect to the GSBD SEC Reports or any SEC examination of GSBD and (ii) none of the GSBD SEC Reports is subject to any ongoing review by the SEC.

4.6 GSBD Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of GSBD and its Consolidated Subsidiaries included (or incorporated by reference) in the GSBD SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of GSBD and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to GSBD’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PwC has not resigned, threatened resignation or been dismissed as GSBD’s independent public accountant as a result of or in connection with any disagreements with GSBD on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of GSBD as of December 31, 2019 included in the audited financial statements set forth in GSBD’s annual report on Form 10-K for the year ended December 31, 2019 (the “GSBD Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2019, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the GSBD SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD, neither GSBD nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the GSBD Balance Sheet in accordance with GAAP.

(c) Neither GSBD nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of GSBD and its Consolidated Subsidiaries in the GSBD SEC Reports.

(d) Since the Applicable Date, (i) neither GSBD nor any of its Consolidated Subsidiaries nor, to the knowledge of GSBD, any director, officer, auditor, accountant or representative of GSBD or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GSBD or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that GSBD or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f)

of the Exchange Act), and (ii) no attorney representing GSBD or any of its Consolidated Subsidiaries, whether or not employed by GSBD or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by GSBD or any of its officers, directors or agents to the GSBD Board or any committee thereof or to any director or officer of GSBD.

(e) Neither GSBD nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to GSBD (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f) To GSBD’s knowledge, since the Applicable Date, PwC, which has expressed its opinion with respect to the financial statements of GSBD and its Consolidated Subsidiaries included in the GSBD SEC Reports (including the related notes), has been (i) “independent” with respect to GSBD and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g) The principal executive officer and principal financial officer of GSBD have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and GSBD is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h) GSBD has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by GSBD in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to GSBD’s management as appropriate to allow timely decisions regarding required disclosure and to allow GSBD’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) GSBD’s management, with the participation of GSBD’s principal executive and financial officers, has completed an assessment of the effectiveness of GSBD’s internal controls over financial reporting for the fiscal year ended December 31, 2019 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that GSBD maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, using the framework specified in GSBD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the GSBD Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of GSBD’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for GSBD’s auditors any material weaknesses in internal controls; and

(iv) provided to MMLC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the GSBD Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to MMLC true, complete and correct copies of any such disclosures that are made after the date hereof.

(i) The fair value of GSBD’s investments as of December 31, 2019 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the GSBD Board.

(j) To GSBD’s knowledge, there is no fraud or suspected fraud affecting GSBD involving management of GSBD or employees of GSAM who have significant roles in GSBD’s internal control over financial reporting, when such fraud could have a material effect on GSBD’s consolidated financial statements.

4.7 Broker’s Fees. Neither GSBD nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to BofA Securities, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to MMLC.

4.8 Absence of Changes or Events. Except as otherwise set forth on Section 4.8 of the GSBD Disclosure Schedule, since December 31, 2019, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of GSBD and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of MMLC under Section 6.1 or Section 6.2.

4.9 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 4.9 of the GSBD Disclosure Schedule,

(a) GSBD and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD. GSBD has not received any written or, to GSBD’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole. GSBD has operated in compliance with all listing standards of the NYSE since GSBD Common Stock began trading on the NYSE on March 23, 2015 other than as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole. GSBD is not subject to any “stop order” and is, and was, fully qualified to sell shares of GSBD Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD.

(b) GSBD is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD.

(c) GSBD has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for GSBD, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the GSBD Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole.

(d) GSBD and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit GSBD and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole. GSBD has not received any written or, to GSBD’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of GSBD has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of GSBD, threatened that would result in any such disqualification.

(f) The minute books and other similar records of GSBD contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of GSBD, the GSBD Board and any committees of the GSBD Board.

4.10 GSBD Information. None of the information supplied or to be supplied by GSBD for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of MMLC or stockholders of GSBD or at the time of the MMLC Stockholders Meeting or the GSBD Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by GSBD with respect to information supplied by MMLC or GSAM for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11 Taxes and Tax Returns.

(a) GSBD and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of GSBD or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon GSBD or any of its Consolidated Subsidiaries for which GSBD does not have reserves that are adequate under GAAP. Neither GSBD nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GSBD and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither GSBD nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither GSBD nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GSBD or any of its Consolidated Subsidiaries. Neither GSBD nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If GSBD or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) GSBD made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. GSBD has qualified as a RIC at all times since the beginning of its taxable year ending December 31, 2013 and expects to continue to so qualify through the Effective Time. No challenge to GSBD’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of the GSBD ending before the Effective Time, GSBD has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c) Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d) GSBD and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) GSBD is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) GSBD has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) GSBD is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where GSBD or any of its Consolidated Subsidiaries does not file Tax Returns that GSBD or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither the GSBD nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither GSBD nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither GSBD nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than GSBD and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither GSBD nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is GSBD or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GSBD or any of its Consolidated Subsidiaries.

4.12 Litigation. There are no material Proceedings pending or, to GSBD’s knowledge, threatened against GSBD or any of its Consolidated Subsidiaries. There is no Order binding upon GSBD or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole.

4.13 Employee Matters. Neither GSBD nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14 Certain Contracts.

(a) GSBD has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to MMLC of, all Contracts (collectively, the “GSBD Material Contracts”) to which, as of the date hereof, GSBD or any of its Consolidated Subsidiaries is a party, or by which GSBD or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of GSBD, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to GSBD or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of GSBD or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by GSBD or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of GSBD or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the GSBD SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to GSBD and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of GSBD and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that GSBD and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the GSBD SEC Reports;

(vii) any Contract that obligates GSBD or any of its Consolidated Subsidiaries to conduct any business that is material to GSBD and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii) any Contract with a Governmental Entity.

(b) Each GSBD Material Contract is (x) valid and binding on GSBD or its applicable Consolidated Subsidiary and, to GSBD’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole. The investment management agreement between GSBD and GSAM in effect as of the date of this Agreement has been approved by the GSBD Board and stockholders of GSBD in accordance with Section 15 of the Investment Company Act. Neither GSBD nor any of its Consolidated Subsidiaries nor, to GSBD’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any GSBD Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD. No GSBD Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to GSBD or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any GSBD Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole.

4.15 Insurance Coverage. All material insurance policies maintained by GSBD or any of its Consolidated Subsidiaries and that name GSBD or any of its Consolidated Subsidiaries as an insured (each, a “GSBD Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each GSBD Insurance Policy have been paid. Neither GSBD nor any of its Consolidated Subsidiaries has received written notice of cancellation of any GSBD Insurance Policy.

4.16 Intellectual Property. GSBD and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of GSBD and its Consolidated Subsidiaries taken as a whole (hereinafter, “GSBD Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD. No claims are pending for which GSBD has received written notice or, to the knowledge of GSBD, threatened (i) that GSBD or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any GSBD Intellectual Property Right is invalid or unenforceable. To the knowledge of GSBD, no Person is infringing, misappropriating or using without authorization the rights of GSBD or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to GSBD and its Consolidated Subsidiaries, taken as a whole.

4.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to GSBD:

(a) there are no Proceedings of any kind, pending or, to the knowledge of GSBD, threatened, against GSBD or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b) there are no Orders by or with any Governmental Entity, imposing any liability or obligation on GSBD or any of its Consolidated Subsidiaries under or in respect of any Environmental Law;

(c) there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by GSBD or any of its Consolidated Subsidiaries during the period of GSBD’s or its Consolidated Subsidiary’s ownership or lease; and

(d) none of GSBD nor any of its Consolidated Subsidiaries has entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by GSBD or any of its Consolidated Subsidiaries.

4.18 Real Property. Neither GSBD nor any of its Consolidated Subsidiaries owns or leases any real property.

4.19 Investment Assets. Each of GSBD and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of GSBD or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by GSBD that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of GSBD’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.20 State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.21 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by GSBD that is used in connection with the computations made by GSBD pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the GSBD Board as of March 31, 2020 and set forth in GSBD’s compliance policies and procedures, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by GSBD other than investment assets that are used in connection with the computations made by GSBD pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations provided by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the GSBD Board as of March 31, 2020.

4.22 Opinion of Financial Advisor. The GSBD Special Committee has received the opinion of BofA Securities, Inc., financial advisor to the GSBD Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to GSBD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GSAM

Except with respect to matters set forth in the GSAM Disclosure Schedule, GSAM hereby represents and warrants to GSBD and MMLC that:

5.1 Organization. GSAM is a limited partnership organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. GSAM has the requisite limited partnership power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC.

5.2 Authority; No Violation.

(a) GSAM has all requisite limited partnership power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the general partner of GSAM. This Agreement has been duly and validly executed and delivered by GSAM and (assuming due authorization, execution and delivery by GSBD, MMLC and Merger Sub) constitutes the valid and binding obligation of GSAM, enforceable against GSAM in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by GSAM, nor the consummation of the Transactions, nor performance of this Agreement by GSAM, will (i) violate any provision of the certificate of limited partnership of GSAM or the limited partnership agreement of GSAM or (ii) (A) violate any Law or Order applicable to GSAM or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of GSAM under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which GSAM is a party or by which its properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by GSAM, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC.

5.3 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 5.3 of the GSAM Disclosure Schedule,

(a) GSAM is, and at all times required by the Investment Advisers Act when GSAM has been the investment adviser to MMLC or GSBD has been, duly registered as an investment adviser under the Investment Advisers Act. GSAM is, and at all times required by applicable Law (other than the Investment Advisers Act) when GSAM has been the investment adviser to MMLC or GSBD has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect on GSBD or MMLC.

(b) GSAM is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of GSBD and MMLC, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC. GSAM has not received any written or, to GSAM’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of GSBD and MMLC, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC.

(c) GSAM holds and is in compliance with all Permits required in order to permit GSAM to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC. GSAM has not received any written or, to GSAM’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC.

(d) GSAM has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to GSBD and MMLC) and, during the period prior to the date of this Agreement that GSAM has been the investment adviser to MMLC or GSBD, GSAM has been in compliance with such policies and procedures with regard to its management of GSBD and MMLC, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to MMLC and its Consolidated Subsidiaries, taken as a whole, or GSBD and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to MMLC or GSBD, there has been no material adverse change in the operations, affairs or regulatory status of GSAM.

5.4 Litigation. There are no Proceedings pending or, to GSAM’s knowledge, threatened against GSAM, except as would not reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC. There is no Order binding upon GSAM other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent GSAM from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to GSBD or MMLC.

5.5 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by MMLC that is used in connection with the computations made by GSAM on behalf of MMLC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the MMLC Board as of March 31, 2020 and set forth in MMLC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by MMLC other than investment assets that are used in connection with the computations made by GSAM on behalf of MMLC pursuant to Section 2.6 will be determined in accordance with GAAP. The Closing MMLC Net Asset Value presented by GSAM to the MMLC Board will reflect GSAM’s assessment of the fair value of any portfolio securities of

MMLC for which market quotations are not readily available. No procedural differences exist with respect to the underlying methodologies and conventions used by GSBD, MMLC and the third-party valuation agents to value the assets of GSBD and MMLC, respectively. Except as may be mutually agreed by the parties, the value of each investment asset owned by GSBD that is used in connection with the computations made by GSAM on behalf of GSBD pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the GSBD Board as of March 31, 2020 and set forth in GSBD’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by GSBD other than investment assets that are used in connection with the computations made by GSAM on behalf of GSBD pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations provided by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the GSBD Board as of March 31, 2020.

5.6 GSAM Information. None of the information supplied or to be supplied by GSAM for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of GSBD or stockholders of MMLC or at the time of the GSBD Stockholders Meeting or the MMLC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by GSAM with respect to information supplied by GSBD, MMLC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7 Financial Resources. GSAM has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.8 GSBD and MMLC Representations and Warranties. To the knowledge of GSAM, as of the date hereof, the representations and warranties made by MMLC in Article III and the representations and warranties made by GSBD in Article IV are true and correct in all material respects.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement (including MMLC’s right to make the Approved Distribution) or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of MMLC and GSBD shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and each of GSBD’s and MMLC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2 Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as set forth in the MMLC Disclosure Schedule or the GSBD Disclosure Schedule, as applicable, neither MMLC nor GSBD shall, and neither shall permit any of its respective Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of GSBD or MMLC, as applicable (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to such party’s distribution reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any such party’s Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) Other than the Approved Distribution, (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and such party’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by such party, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of such party to such party or another direct or indirect wholly owned Consolidated Subsidiary of such party or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of such party or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed.

(e) Amend the MMLC Charter, the MMLC Bylaws, the GSBD Charter, the GSBD Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan.

(h) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude MMLC from declaring or paying any Tax Dividend on or before the Closing Date.

(i) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(j) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(k) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(l) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause such party to fail to qualify or not be subject to tax as a RIC.

(m) Enter into any new line of business other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed (it being understood that this prohibition does not apply to any portfolio companies in which such party or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in such party’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(n) Other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute a MMLC Material Contract or GSBD Material Contract, as applicable, had it been entered into prior to the date of this Agreement.

(o) Other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any MMLC Material Contract or GSBD Material Contract.

(p) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, GSBD, MMLC, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(q) Other than in the ordinary course of business and consistent with such party’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of such party or its Consolidated Subsidiaries as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material Indebtedness.

(r) Except as otherwise expressly contemplated by this Agreement, merge or consolidate such party or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of its Consolidated Subsidiaries.

(s) Agree to take, make any commitment to take, or adopt any resolutions of the MMLC Board or the GSBD Board, as applicable, authorizing, any of the actions prohibited by this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts.

(a) Subject to the right of GSBD to take any action that constitutes a GSBD Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of MMLC to take any action that constitutes a MMLC Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(b) In furtherance (but not in limitation) of the foregoing, each of MMLC and GSBD shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, GSBD and MMLC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to GSBD or MMLC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. MMLC, on the one hand, and GSBD, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(c) The parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary for :

(i) GSBD to maintain (or expand) the Existing GSBD Credit Facility, such that it will provide for sufficient additional debt capacity to permit GSBD to incur additional indebtedness thereunder to pay off in full the Existing MMLC Credit Facility at Closing (the “GSBD Credit Facility Increase”), and (ii) the Existing MMLC Credit Facility to be repaid in full at Closing utilizing indebtedness incurred under the GSBD Credit Facility Increase.

7.2 Regulatory Matters.

(a) MMLC and GSBD shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. Each of MMLC and GSBD shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. GSBD and MMLC shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed or delivered to their respective stockholders upon such effectiveness. GSBD shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, if any, and MMLC shall use reasonable best efforts to furnish all information concerning MMLC and the holders of MMLC Common Stock as may be reasonably requested by GSBD in connection with any such action.

(b) Each of MMLC and GSBD shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of MMLC, GSBD or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Mergers and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) Subject to applicable Law, each of MMLC and GSBD shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3 Stockholder Approval.

(a) Notwithstanding anything to the contrary in Section 7.7, unless the GSBD Board has withdrawn the GSBD Board Recommendation in compliance with Section 7.7, GSBD shall submit to its stockholders this Agreement and the other GSBD Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of such obligation, GSBD shall take, in accordance with applicable Law and the GSBD Charter and the GSBD Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the GSBD Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the adoption of this Agreement and the approval of the other GSBD Matters, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the GSBD Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of MMLC (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the GSBD Board has withdrawn the GSBD Board Recommendation in compliance with Section 7.7, GSBD shall use reasonable best efforts to obtain from GSBD’s stockholders the GSBD Requisite Vote, including, subject to Section 7.7, by providing to GSBD’s stockholders the GSBD Board Recommendation of the GSBD Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of MMLC, postponing or adjourning the GSBD Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that GSBD shall not postpone or adjourn the GSBD Stockholders Meeting for any other reason without the prior written consent of MMLC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to GSBD’s right to terminate this Agreement pursuant to Section 9.1, GSBD’s obligations pursuant to this Section 7.3(a)

(including its obligation to submit to its stockholders the GSBD Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to GSBD, its Representatives or its stockholders of any Takeover Proposal (including any GSBD Superior Proposal), or (ii) GSBD effecting a Takeover Approval or delivering a Notice of a GSBD Superior Proposal.

(b) Notwithstanding anything to the contrary in Section 7.8, unless the MMLC Board has withdrawn the MMLC Board Recommendation in compliance with Section 7.8, MMLC shall submit to its stockholders this Agreement and the other MMLC Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of such obligation, MMLC shall take, in accordance with applicable Law and the MMLC Charter and the MMLC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the MMLC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the adoption of this Agreement and the approval of the other MMLC Matters on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the MMLC Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of GSBD (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the MMLC Board has withdrawn the MMLC Board Recommendation in compliance with Section 7.8, MMLC shall use reasonable best efforts to obtain from MMLC’s stockholders the MMLC Requisite Vote, including, subject to Section 7.8, providing to MMLC’s stockholders the MMLC Board Recommendation of the approval of the MMLC Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of GSBD, postponing or adjourning the MMLC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that MMLC shall not postpone or adjourn the MMLC Stockholders Meeting for any other reason without the prior written consent of GSBD (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to MMLC’s right to terminate this Agreement pursuant to Section 9.1, MMLC’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the MMLC Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MMLC, its Representatives or its stockholders of any Takeover Proposal (including any MMLC Superior Proposal), or (ii) MMLC effecting a Takeover Approval or delivering a Notice of a MMLC Superior Proposal.

7.4 NYSE Listing. GSBD shall use reasonable best efforts to cause the shares of GSBD Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, GSBD shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of MMLC or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) GSBD shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) GSBD and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Unless MMLC and GSBD shall otherwise agree, prior to the Effective Time, MMLC shall, and, if MMLC is unable to, GSBD shall, cause the Surviving Company or its successor, effective as of the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of MMLC’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, MMLC’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (the “Current D&O Insurance”). If MMLC and the Surviving Company or its successor for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Company or its successor shall, and GSBD shall cause the Surviving Company or its successor to, continue to maintain in effect for the Tail Period the Current D&O Insurance in place as of the date of this Agreement with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in the Current D&O Insurance, or the Surviving Company or its successor shall, and GSBD shall cause the Surviving Company or its successor to, purchase comparable insurance for the Tail Period; provided, that in no event shall the annual cost of such insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by MMLC for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company or its successor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify GSBD in writing; provided that the failure to so notify shall not affect the obligations of GSBD under Section 7.5(a) unless GSBD is materially prejudiced as a consequence.

(d) If GSBD or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, GSBD shall cause proper provision to be made so that the successors and assigns of GSBD shall assume the obligations set forth in this Section 7.5.

(e) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6 No Solicitation.

(a) Each of GSBD and MMLC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to GSBD or MMLC, as applicable) of all confidential information previously furnished to any Person (other than GSBD, MMLC or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of GSBD and Section 7.8 in the case of MMLC, each of GSBD and MMLC shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than MMLC, GSBD or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than MMLC, GSBD or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable fiduciary duties, waiver or release under any standstill or any similar agreement with respect to equity securities of GSBD or MMLC; provided however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of GSBD or MMLC in order to allow such third party to confidentially submit a Takeover Proposal.

(b) Each of GSBD and MMLC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by GSBD or MMLC or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of GSBD and MMLC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by GSBD or MMLC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7 GSBD Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the GSBD Stockholders Meeting: (i) GSBD receives a bona fide unsolicited Takeover Proposal (under circumstances in which GSBD has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the GSBD Special Committee shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of GSBD under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a GSBD Superior Proposal; and (iii) GSBD gives MMLC at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and GSBD’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), GSBD may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if GSBD (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides MMLC a copy of all such information that has not previously been delivered to MMLC simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the GSBD Stockholders Meeting, the GSBD Special Committee shall have determined, by a majority of its members, after consultation with its outside legal counsel that failure to do so would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of GSBD under applicable Law as a result of a GSBD Superior Proposal, GSBD may (A) withdraw or qualify (or modify or amend in a manner adverse to MMLC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to MMLC), the GSBD Board Recommendation and/or (B) take any action or make any statement, filing or release, in connection with the GSBD Stockholders Meeting or otherwise, inconsistent with the GSBD Board Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “GSBD Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a GSBD Superior Proposal, GSBD shall promptly provide (and in any event within twenty-four (24) hours of such determination) to MMLC a written notice (a “Notice of a GSBD Superior Proposal”) (i) advising MMLC that the GSBD Board has received a GSBD Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such GSBD Superior Proposal, including the amount per share or other consideration that the stockholders of GSBD will receive in connection with the GSBD Superior Proposal and including a copy of all written materials provided to or by GSBD in connection with such GSBD Superior Proposal (unless previously provided to MMLC) and (iii) identifying the Person making such GSBD Superior Proposal. GSBD shall cooperate and negotiate in good faith with MMLC (to the extent MMLC desires to negotiate) during the five (5) calendar day period following MMLC’s receipt of the Notice of a GSBD Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such GSBD Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable GSBD to determine that such GSBD Superior Proposal is no longer a GSBD Superior Proposal and proceed with a GSBD Board Recommendation without a GSBD Adverse Recommendation Change. If thereafter the GSBD Special Committee determines, in its reasonable good faith judgment, by a majority of its members, after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such GSBD Superior Proposal remains a GSBD Superior Proposal or the failure to make such GSBD Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of GSBD under applicable Law, and GSBD has complied in all material respects with Section 7.7(a) above, GSBD may terminate this Agreement pursuant to Section 9.1(d)(iii).

(c) Other than as permitted by Section 7.7(a), neither GSBD nor the GSBD Board shall make any GSBD Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no GSBD Adverse Recommendation Change shall change the approval of the GSBD Matters or any other approval of the GSBD Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) GSBD shall provide MMLC with prompt written notice of any meeting of the GSBD Board at which the GSBD Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by MMLC reasonably in advance of such meeting).

(e) Other than in connection with a Takeover Proposal with respect to GSBD, nothing in this Agreement shall prohibit or restrict the GSBD Board from taking any action described in clause (A) of the definition of GSBD Adverse Recommendation Change in response to an Intervening Event (a “GSBD Intervening Event Recommendation Change”) if (A) prior to effecting any such GSBD Intervening Event Recommendation Change, GSBD promptly notifies MMLC, in writing, at least five (5) Business Days (the “GSBD Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a GSBD Adverse Recommendation Change or a GSBD Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) GSBD shall, and shall cause its Representatives to, during the GSBD Intervening Event Notice Period, negotiate with MMLC in good faith (to the extent MMLC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the GSBD Board to make a GSBD Intervening Event Recommendation Change, and (C) the GSBD Special Committee determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a GSBD Intervening Event Recommendation Change, after taking into account any adjustments made by MMLC during the GSBD Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of GSBD under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit GSBD from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to GSBD’s stockholders if, after consultation with its outside legal counsel, GSBD determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a GSBD Adverse Recommendation Change unless the GSBD Board expressly publicly reaffirms the GSBD Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by MMLC.

7.8 MMLC Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the MMLC Stockholders Meeting: (i) MMLC receives a bona fide unsolicited Takeover Proposal (under circumstances in which MMLC has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the MMLC Special Committee shall have determined in good faith, after consultation with its outside legal counsel and financial advisor that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a MMLC Superior Proposal; and (iii) MMLC gives GSBD at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and MMLC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), MMLC may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if MMLC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides GSBD a copy of all such information that has not previously been delivered to GSBD simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the MMLC Stockholders Meeting, the MMLC Special Committee shall have determined, by a majority of its members, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC under applicable Law as a result of a MMLC Superior Proposal, MMLC may (A) withdraw or qualify (or modify or amend in a manner adverse to GSBD), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to GSBD), the MMLC Board Recommendation and/or (B) take any action or make any statement, filing or release, in connection with the MMLC Stockholders Meeting or otherwise, inconsistent with the MMLC Board Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “MMLC Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a MMLC Superior Proposal, MMLC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to GSBD a written notice (a “Notice of a MMLC Superior Proposal”) (i) advising GSBD that the MMLC Board has received a MMLC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such MMLC Superior Proposal, including the amount per share or other consideration that the stockholders of MMLC will receive in connection with the MMLC Superior Proposal and including a copy of all written materials provided to or by MMLC in connection with such MMLC Superior Proposal (unless previously provided to GSBD) and (iii) identifying the Person making such MMLC Superior Proposal. MMLC shall cooperate and negotiate in good faith with GSBD (to the extent GSBD desires to negotiate) during the five (5) calendar day period following GSBD’s receipt of the Notice of a MMLC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such MMLC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable MMLC to determine that such MMLC Superior Proposal is no longer a MMLC Superior Proposal and proceed with a MMLC Board Recommendation without a MMLC Adverse Recommendation Change. If thereafter the MMLC Special Committee determines, in its reasonable good faith judgment, by a majority of its members, after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such MMLC Superior Proposal remains a MMLC Superior Proposal or the failure to make such MMLC Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC under applicable Law, and MMLC has complied in all material respects with Section 7.8(a) above, MMLC may terminate this Agreement pursuant to Section 9.1(c)(iii).

(c) Other than as permitted by Section 7.8(a), neither MMLC nor the MMLC Board shall make any MMLC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no MMLC Adverse Recommendation Change shall change the approval of the MMLC Matters or any other approval of the MMLC Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) MMLC shall provide GSBD with prompt written notice of any meeting of the MMLC Board at which the MMLC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by GSBD reasonably in advance of such meeting).

(e) Other than in connection with a Takeover Proposal with respect to MMLC, nothing in this Agreement shall prohibit or restrict the MMLC Board from taking any action described in clause (A) of the definition of MMLC Adverse Recommendation Change in response to an Intervening Event (a “MMLC Intervening Event Recommendation Change”) if (A) prior to effecting any such MMLC Intervening Event Recommendation Change, MMLC promptly notifies GSBD, in writing, at least five (5) Business Days (the “MMLC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a MMLC Adverse Recommendation Change or a MMLC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) MMLC shall, and shall cause its Representatives to, during the MMLC Intervening Event Notice Period, negotiate with GSBD in good faith (to the extent GSBD desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the MMLC Special Committee to make a MMLC Intervening Event Recommendation Change, and (C) the MMLC Special Committee determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a MMLC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by GSBD during the MMLC Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit MMLC from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to MMLC’s stockholders if, after consultation with its outside legal counsel, MMLC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a MMLC Adverse Recommendation Change unless the MMLC Board expressly publicly reaffirms the MMLC Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by GSBD.

7.9 Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of GSBD and MMLC shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require GSBD or MMLC, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either GSBD or MMLC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.10 Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of MMLC, GSBD and GSAM. Thereafter, so long as this Agreement is in effect, MMLC, GSBD and GSAM each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the NYSE and, to the extent practicable, before such press release or disclosure is issued or made, MMLC, GSBD or GSAM, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of MMLC, GSBD or GSAM may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11 Takeover Statutes and Provisions. Neither MMLC nor GSBD will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of MMLC and GSBD shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12 Tax Matters.

(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of MMLC and GSBD shall execute and deliver to Dechert LLP and Eversheds Sutherland (US) LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(f) and 8.3(e)) in form and substance as set forth in Exhibits B and C.

(b) RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) GSBD shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of MMLC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause GSBD to fail to qualify as a RIC, and (ii) MMLC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of GSBD, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause MMLC to fail to qualify as a RIC.

(c) Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of GSBD, MMLC and Merger Sub shall use its reasonable best efforts to cause the Mergers to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of GSBD, MMLC and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d) Tax Opinions. GSBD shall use its best efforts to obtain the tax opinion described in Section 8.3(e) and MMLC shall use its best efforts to obtain the tax opinion described in Section 8.2(f).

7.13 Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by GSBD’s stockholders or MMLC’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of GSBD and MMLC (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14 Section 16 Matters. Prior to the Effective Time, each of the GSBD Board and the MMLC Board shall take all such steps as may be required to cause any dispositions of MMLC Common Stock (including derivative securities with respect to MMLC Common Stock) or acquisitions of GSBD Common Stock (including derivative securities with respect to GSBD Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GSBD or will become subject to such reporting requirements with respect to MMLC, in each case, to be exempt pursuant to Rule 16b-3.

7.15 No Other Representations or Warranties. The parties hereto acknowledge and agree that, except for the representations and warranties of MMLC in Article III, representations and warranties of GSBD in Article IV and the representations and warranties of GSAM in Article V, none of GSAM, GSBD, MMLC or any of GSBD’s or MMLC’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.16 Coordination of Dividends. MMLC and GSBD shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither MMLC nor GSBD shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals. (i) The GSBD Requisite Vote shall have been obtained, and (ii) the MMLC Requisite Vote shall have been obtained.

(b) NYSE Listing. The shares of GSBD Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.

(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act). Each of the approvals listed on Section 8.1(e) of the GSBD Disclosure Schedule and Section 8.1(e) of the MMLC Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing GSBD Net Asset Value and the Closing MMLC Net Asset Value shall have been completed in accordance with Section 2.6.

(h) Financing. (i) The GSBD Credit Facility Increase shall be in full force and effect as of the Closing, and (ii) the Existing MMLC Credit Facility shall be repaid in full at Closing utilizing indebtedness under the GSBD Credit Facility Increase.

8.2 Conditions to Obligations of GSBD and Merger Sub to Effect the Merger. The obligations of GSBD and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by GSBD, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of MMLC. (i) The representations and warranties of MMLC set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of MMLC set forth in Section 3.8(iii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of MMLC set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of MMLC set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this

Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of MMLC are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of MMLC to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to MMLC. GSBD shall have received a certificate signed on behalf of MMLC by the Chief Executive Officer or the Chief Financial Officer of MMLC to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Representations and Warranties of GSAM. The representations and warranties of GSAM set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(b) shall be deemed to have been satisfied even if any such representations and warranties of GSAM are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of GSAM to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to GSBD. GSBD shall have received a certificate signed on behalf of GSAM by an authorized officer of GSAM to the effect that the conditions set forth in this Section 8.2(b) have been satisfied.

(c) Performance of Obligations of MMLC. MMLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. GSBD shall have received a certificate signed on behalf of MMLC by the Chief Executive Officer or the Chief Financial Officer of MMLC to such effect.

(d) Absence of MMLC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of MMLC.

(e) FIRPTA Certificate. MMLC shall have delivered within 30 days prior to the Closing Date a duly executed certificate stating that MMLC is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code.

(f) Federal Tax Opinion. GSBD shall have received the opinion of its counsel, Dechert LLP, in form and substance as set forth in Exhibit D, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of MMLC and GSBD, in form and substance as set forth in Exhibits B and C. If counsel for GSBD will not render such an opinion, counsel for MMLC reasonably acceptable to GSBD may render such opinion to GSBD in form and substance reasonably satisfactory to GSBD.

8.3 Conditions to Obligations of MMLC to Effect the Merger. The obligation of MMLC to effect the Merger is also subject to the satisfaction or waiver by MMLC, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of GSBD. (i) The representations and warranties of GSBD set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of GSBD and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of GSBD and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of GSBD and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv)

shall be deemed to have been satisfied even if any such representations and warranties of GSBD and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of GSBD and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to GSBD. MMLC shall have received a certificate signed on behalf of GSBD by the Chief Executive Officer or the Chief Financial Officer of GSBD and Merger Sub to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Representations and Warranties of GSAM. The representations and warranties of GSAM set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(b) shall be deemed to have been satisfied even if any such representations and warranties of GSAM are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of GSAM to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to MMLC. MMLC shall have received a certificate signed on behalf of GSAM by an authorized officer of GSAM to the effect that the conditions set forth in this Section 8.3(b) have been satisfied.

(c) Performance of Obligations of GSBD and Merger Sub. Each of GSBD and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. MMLC shall have received a certificate signed on behalf of GSBD and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of GSBD to such effect.

(d) Absence of GSBD Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of GSBD.

(e) Federal Tax Opinion. MMLC shall have received the opinion of its counsel, Eversheds Sutherland (US) LLP, in form and substance as set forth in Exhibit D, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of MMLC and GSBD, in form and substance as set forth in Exhibits B and C. If counsel for MMLC will not render such an opinion, counsel for GSBD reasonably acceptable to MMLC may render such opinion to MMLC in form and substance reasonably satisfactory to MMLC.

8.4 Frustration of Closing Conditions. None of MMLC, Merger Sub or GSBD may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the GSBD Requisite Vote has been obtained or the MMLC Requisite Vote has been obtained:

(a) by mutual consent of GSBD and MMLC in a written instrument authorized by each of the GSBD Board (on the recommendation of the GSBD Special Committee) and the MMLC Board (on the recommendation of the MMLC Special Committee);

(b) by either GSBD or MMLC, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before February 24, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii) the stockholders of GSBD shall have failed to adopt this Agreement or to approve any of the other GSBD Matters by the GSBD Requisite Vote at a duly held meeting of GSBD’s stockholders or at any adjournment or postponement thereof at which the adoption of this Agreement and the approval of the GSBD Matters has been voted upon; or

(iv) the stockholders of MMLC shall have failed to adopt this Agreement or to approve any of the other MMLC Matters by the MMLC Requisite Vote at a duly held meeting of MMLC’s stockholders or at any adjournment or postponement thereof at which the adoption of this Agreement and the approval of the MMLC Matters have been voted upon; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by MMLC, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GSBD or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by MMLC to GSBD (provided that MMLC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii) prior to obtaining the GSBD Requisite Vote (A) a GSBD Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) GSBD shall have failed to include in the Joint Proxy Statement/Prospectus the GSBD Board Recommendation, (C) a Takeover Proposal is publicly announced and GSBD fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the GSBD Board Recommendation, or (D) a tender or exchange offer relating to any shares of GSBD Common Stock shall have been commenced by a third party and GSBD shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the GSBD Board recommends rejection of such tender or exchange offer; or

(iii) at any time prior to obtaining the MMLC Requisite Vote, (A) MMLC is not in material breach of any of the terms of this Agreement and (B) the MMLC Board, upon the recommendation of the MMLC Special Committee, authorizes MMLC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and MMLC enters into, a definitive Contract with respect to a MMLC Superior Proposal.

(d) by GSBD, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MMLC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by GSBD to MMLC (provided that GSBD is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining the MMLC Requisite Vote (A) a MMLC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) MMLC shall have failed to include in the Joint Proxy Statement/Prospectus the MMLC Board Recommendation, (C) a Takeover Proposal is publicly announced and MMLC fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the MMLC Board Recommendation or (D) a tender or exchange offer relating to any shares of MMLC Common Stock shall have been commenced by a third party and MMLC shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the MMLC Board recommends rejection of such tender or exchange offer; or

(iii) at any time prior to obtaining the GSBD Requisite Vote, (A) GSBD is not in material breach of any of the terms of this Agreement and (B) the GSBD Board authorizes GSBD, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and GSBD enters into, a definitive Contract with respect to a GSBD Superior Proposal.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement by either GSBD or MMLC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of MMLC, Merger Sub, GSBD, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.3 Fees and Expenses. MMLC and GSBD shall equally bear the (i) costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Mergers, and (ii) all filing and other fees in connection with any filing under the HSR Act. Solely in the event the Mergers are consummated, GSAM shall reimburse each of MMLC and GSBD, in each case in an aggregate amount not to exceed $4,000,000, for all fees and expenses incurred and payable by MMLC or on its behalf, on the one hand, or GSBD or on its behalf, on the other hand, in connection with or related to the Mergers, this Agreement and the Transactions (including all documented fees and expenses of counsel, accountants, experts and consultants to MMLC or the MMLC Special Committee, on the one hand, or GSBD or the GSBD Special Committee, on the other hand). In the event the Mergers are not consummated, all fees and expenses referenced in the immediately preceding sentence shall be paid by the party incurring such fees or expenses.

9.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the MMLC Requisite Vote has been obtained or the GSBD Requisite Vote has been obtained; provided, however, that after the MMLC Requisite Vote has been obtained or the GSBD Requisite Vote has been obtained, as applicable, there may not be, without further approval of the applicable party’s stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the GSBD Board or the MMLC Board (upon the recommendation of the MMLC Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Amended and Restated GSBD Charter” means the amended and restated GSBD Charter in substantially the form attached hereto as Exhibit E.

“Approved Distribution” means a cash distribution in an amount (not less than zero) equal to (x) $75,000,000 minus (y) the amount of any other distributions by MMLC (including any Tax Dividend) declared since March 31, 2020, which distribution shall be declared by the MMLC Board prior to the Effective Time and with respect to the pre-closing period, provided that, after giving effect to the Approved Distribution MMLC is in compliance with all regulatory requirements and covenants contained in debt agreements to which MMLC is party or subject, and, provided further, that the Approved Distribution will be taken into account when calculating the Closing MMLC Net Asset Value.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the MMLC Per Share NAV divided by (ii) the GSBD Per Share NAV.

“Existing GSBD Credit Facility” means that certain Senior Secured Revolving Credit Agreement, dated as of September 19, 2013, by and among GSBD, as borrower, the lenders thereto, and SunTrust, as administrative agent, as amended.

“Existing MMLC Credit Facility” means that certain Senior Secured Revolving Credit Agreement, dated as of September 11, 2017, by and among MMLC, as borrower, the lenders thereto, and SunTrust Bank, as administrative agent, as amended.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“GSBD Per Share NAV” means the quotient of (i) the Closing GSBD Net Asset Value divided by (ii) the number of shares of GSBD Common Stock issued and outstanding as of the Determination Date.

“GSBD Requisite Vote” means, collectively, (i) the affirmative vote of a majority of the outstanding shares of GSBD Common Stock to adopt this Agreement, (ii) the affirmative vote of a majority of the outstanding shares of GSBD Common Stock held by the Unaffiliated GSBD Stockholders to adopt this Agreement, (iii) the affirmative vote of a majority of the outstanding shares of GSBD Common Stock to approve the GSBD Charter Amendment (in the case of clauses (i), (ii) and (iii), at a duly called and held meeting of the GSBD stockholders), and (iv) the affirmative vote of a majority of the votes cast by the holders of outstanding shares of GSBD Common Stock to approve the GSBD Stock Issuance at a duly called and held meeting of the GSBD stockholders at which a quorum is present.

“GSBD Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GSBD or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GSBD or more than 75% of the assets of GSBD on a consolidated basis (a) on terms which the GSBD Board determines in good faith to be superior for the Unaffiliated GSBD Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by MMLC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the GSBD Board (including a majority of the Independent Directors of GSBD) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to MMLC or GSBD, each director who is not an “interested person” of MMLC or GSBD, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, MMLC and its Consolidated Subsidiaries, taken as a whole, or GSBD and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the party’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the GSBD Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (c) changes in general economic, social or political conditions or the financial markets in general; or (d) general changes or developments in the industries in which the applicable party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for GSBD, the actual knowledge of its executive officers and directors set forth in Section 9 of GSBD Disclosure Schedule, (ii) for MMLC, the actual knowledge of its executive officers and directors set forth in Section 9 of the MMLC Disclosure Schedule and (iii) for GSAM, the actual knowledge of its executive officers and directors set forth in Section 9 of GSAM Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to MMLC or GSBD, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or, in the case of GSBD, any decline in the price of shares of GSBD Common Stock, on the NYSE or trading volume of GSBD Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“MMLC Administration Agreement” means the administration agreement between MMLC and State Street Bank and Trust Company in effect as of the date of this Agreement.

“MMLC Advisory Agreement” means the investment management agreement between MMLC and GSAM in effect as of the date of this Agreement.

“MMLC Matters” means (i) the adoption of this Agreement, (ii) the approval of the Amended and Restated GSBD Charter and (iii) any other matters required to be approved or adopted by the stockholders of MMLC in order to effect the Transactions.

“MMLC Per Share NAV” means the quotient of (i) the Closing MMLC Net Asset Value divided by (ii) the number of shares of MMLC Common Stock issued and outstanding as of the Determination Date.

“MMLC Requisite Vote” means, collectively, (i) the affirmative vote of a majority of the outstanding shares of MMLC Common Stock to adopt this Agreement, (ii) the affirmative vote of a majority of the outstanding shares of MMLC Common Stock held by the Unaffiliated MMLC Stockholders to adopt this Agreement and (iii) the affirmative vote of a majority of the outstanding shares of MMLC Common Stock to approve the GSBD Charter Amendment, in each case at a duly called and held meeting of the MMLC stockholders.

“MMLC Subscription Agreements” means the subscription agreements entered into prior to the date of this Agreement by and between MMLC and investors providing for the private placement of MMLC’s common stock pursuant to capital commitments from investors, true and complete copies of which have been delivered or made available to GSBD.

“MMLC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, MMLC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of MMLC or more than 75% of the assets of MMLC on a consolidated basis (a) on terms which the MMLC Board (upon the recommendation of the MMLC Special Committee) determines in good faith to be superior for the Unaffiliated MMLC Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GSBD in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by MMLC Board (upon the recommendation of the MMLC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“MMLC Trademark License Agreement” means the license agreement between MMLC and Goldman Sachs & Co. in effect as of the date of this Agreement.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of MMLC or GSBD, as applicable, and is respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of MMLC or GSBD, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to GSBD, (A) set forth by GSBD in the GSBD Disclosure Schedule or (B) previously disclosed since the Applicable Date in any GSBD SEC Report, and (ii) with respect to MMLC, (A) set forth by MMLC in the MMLC Disclosure Schedule or (B) previously disclosed since the Applicable Date in any MMLC SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any GSBD SEC Report or MMLC SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than MMLC or GSBD or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving GSBD or MMLC, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of GSBD or MMLC, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, GSBD or in any of GSBD’s Consolidated Subsidiaries or, MMLC or in any of MMLC’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to MMLC’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of GSBD Common Stock are traded on the NYSE.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Unaffiliated GSBD Stockholders” means all of the stockholders of GSBD, excluding GSAM and its Affiliates.

“Unaffiliated MMLC Stockholders” means all of the stockholders of MMLC, excluding GSAM and its Affiliates.

Table of Definitions

Term:	Section:
Agreement	Preamble

Applicable Date	Section 3.5(a)

ASC Topic 820	Section 3.6(i)

Bankruptcy and Equity Exception	Section 3.3(a)

BDC	Recitals

Cancelled Shares	Section 1.5(b)

Certificate of Merger	Section 1.3

Closing	Section 1.2

Closing Date	Section 1.2

Closing GSBD Net Asset Value	Section 2.6(a)

Closing MMLC Net Asset Value	Section 2.6(b)

Code	Recitals

Conversion	Section 3.11(b)

Current D&O Insurance	Section 7.5(b)

DE SOS	Section 1.3

Designated Directors	Section 1.9

Determination Date	Section 2.6(a)

DGCL	Section 1.1

Disclosure Schedule	Section 11.9

DOJ	Section 7.1(a)

Effect	Article X

Effective Time	Section 1.3

Employee Benefit Plans	Section 3.13

Exchange Fund	Section 2.3

FTC	Section 7.1(a)

GAAP	Section 3.6(a)

GSAM	Preamble

GSAM Disclosure Schedule	Section 11.9

Term:	Section:
GSBD	Preamble

GSBD Adverse Recommendation Change	Section 7.7(a)

GSBD Balance Sheet	Section 4.6(b)

GSBD Board	Recitals

GSBD Board Recommendation	Section 4.3(a)

GSBD Bylaws	Section 4.1(b)

GSBD Capitalization Date	Section 4.2(a)

GSBD Charter	Section 4.1(b)

GSBD Common Stock	Section 1.5(b)

GSBD Credit Facility Increase	Section7.1(c)(i)

GSBD Disclosure Schedule	Section 11.9

GSBD Insurance Policy	Section 4.15

GSBD Intellectual Property Rights	Section 4.16

GSBD Intervening Event Notice Period	Section 7.7(e)

GSBD Intervening Event Recommendation Change	Section 7.7(e)

GSBD Material Contracts	Section 4.14(a)

GSBD SEC Reports	Section 4.5(a)

GSBD Stockholders Meeting	Section 4.3(a)

GSBD Voting Debt	Section 4.2(a)

HSR Act	Section 3.4

Indemnified Liabilities	Section 7.5(a)

Indemnified Parties	Section 7.5(a)

Indemnified Party	Section 7.5(a)

Intellectual Property Rights	Section 3.16

IRS	Section 3.11(a)

Joint Proxy Statement/Prospectus	Section 3.4

Merger	Recitals

Merger Consideration	Section 1.5(c)

Merger Sub	Preamble

Mergers	Recitals

MMLC	Preamble

MMLC Adverse Recommendation Change	Section 7.8(a)

MMLC Balance Sheet	Section 3.6(b)

MMLC Board	Recitals

MMLC Board Recommendation	Section 3.3(a)

MMLC Bylaws	Section 3.1(b)

MMLC Capitalization Date	Section 3.2(a)

Term:	Section:
MMLC Charter	Section 3.1(b)

MMLC Common Stock	Section 1.5(b)

MMLC Disclosure Schedule	Section 11.9

MMLC Insurance Policy	Section 3.15

MMLC Intellectual Property Rights	Section 3.16

MMLC Intervening Event Notice Period	Section 7.8(e)

MMLC Intervening Event Recommendation Change	Section 7.8(e)

MMLC LLC	Section 3.11(a)

MMLC Material Contracts	Section 3.14(a)

MMLC Requisite Vote	Section 3.3(a)

MMLC SEC Reports	Section 3.5(a)

MMLC Stockholders Meeting	Section 3.3(a)

MMLC Subscription Agreements	Article X

Notice of a GSBD Superior Proposal	Section 7.7(b)

Notice of a MMLC Superior Proposal	Section 7.8(b)

NYSE	Section 2.2

Original Merger Agreement	Recitals

Paying and Exchange Agent	Section 2.3

PwC	Section 3.6(a)

Registration Statement	Section 3.4

Representatives	Section 7.6(a)

RIC	Section 3.11(c)

Rights	Section 3.2(a)

Sarbanes-Oxley Act	Section 3.6(g)

Second Merger	Recitals

Surviving Company	Recitals

Tail Period	Section 7.5(b)

Takeover Approval	Section 7.7(a)(ii)

Takeover Statutes	Section 3.20

Termination Date	Section 9.1(b)(ii)

Terminations	Section 1.6

Voting Debt	Section 3.2(a)

ARTICLE XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to GSBD or Merger Sub, to:

Goldman Sachs BDC, Inc.

200 West Street

New York, NY 10282

Attention: Chairman of the Board

Facsimile: 212-357-9429

with a copy, which will not constitute notice, to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention: Thomas J. Friedmann, Esq.

                  Eric Siegel, Esq.

Email:       thomas.friedmann@dechert.com

                  eric.siegel@dechert.com

If to MMLC, to:

Goldman Sachs Middle Market Lending Corp.

200 West Street

New York, NY 10282

Attention: Chairman of the Board

Facsimile: 212-357-9429

with a copy, which will not constitute notice, to:

Eversheds Sutherland (US) LLP

700 6th Street NW

Washington, DC 20001

Attention: Cynthia Krus, Esq.

Email:       cynthiakrus@eversheds-sutherland.com

If to GSAM, to:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

Attention: Jonathan Lamm

Email:       jonathan.lamm@gs.com

with a copy, which will not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David K. Lam, Esq.

Email:       DKLam@wlrk.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3 Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in state courts, the state courts in the State of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9 Disclosure Schedule. Before entry into this Agreement, MMLC, GSBD and GSAM each delivered to the other party a schedule (the “MMLC Disclosure Schedule”, the “GSBD Disclosure Schedule” and the “GSAM Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

11.10 Effectiveness of Amendment and Restatement. This Agreement amends and restates the Original Merger Agreement in its entirety. All amendments to the Original Merger Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the date of this Agreement unless expressly stated otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, GSBD, MMLC, Merger Sub and GSAM have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GSBD:

GOLDMAN SACHS BDC, INC.

By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Chief Executive Officer and President

MMLC:

GOLDMAN SACHS MIDDLE MARKET LENDING CORP.

By:	/s/ Jon Yoder
Name: Jon Yoder
Title: Chief Operating Officer

MERGER SUB:

EVERGREEN MERGER SUB INC.

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Treasurer

GSAM:

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Brendan McGovern
Name: /s/ Brendan McGovern
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT E

Form of Amended and Restated GSBD Charter

(See attached.)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLDMAN SACHS BDC, INC.

ARTICLE I

NAME

The name of the Corporation is Goldman Sachs BDC, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 201,000,000, which shall be divided into two classes as follows: 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

B. To the extent permitted by the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock and the number of shares of the series, as may be permitted by the DGCL. Unless otherwise provided in this Certificate of Incorporation, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as otherwise required by law, holders of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

C. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation as of the record date for voting on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of

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designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

E. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any

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successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any other vote required by applicable law, the following provisions of this Certificate of Incorporation may be amended, altered or repealed, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, and Article IX.

B. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, acting by the affirmative vote of directors constituting a majority of the total number of directors, is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required herein or by law, the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

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ARTICLE VI

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall, to the fullest extent permitted by law, be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

B. Except as otherwise provided by Section G of this Article VI, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Each director shall hold office until the next annual meeting for the election of directors (or, if applicable, the next election of the class of directors for which such director shall have been appointed or elected) and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Concurrent with the first sale of shares of Common Stock by the Corporation to the general public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the

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“IPO”), and the listing of shares of Common Stock on a national securities exchange (the “Listing”), the directors (other than any Additional Preferred Directors (as defined below)) shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as possible, of one-third of the total number of directors. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the IPO and the Listing; Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO and the Listing; and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO and the Listing. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors so divided into classes is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

D. Except as otherwise provided by applicable law, including the Investment Company Act, or Section G of this Article VI, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, shall be filled exclusively by a majority of the directors then in office,

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although less than a quorum, or by a sole remaining director; provided, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any such vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors (or, if applicable, the next election of the class of directors for which such director shall have been appointed) and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E. Following the time at which the Board of Directors is classified pursuant to Section C of this Article VI, any or all of the directors divided into classes may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

F. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

G. During any period when the holders of one or more series of Preferred Stock, due to the occurrence of an event or events, have the special right to elect additional directors who, together with the directors elected by the separate vote of the holders of one or more series of Preferred Stock prior to such event or events, constitute a majority of the total number of directors (the additional directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of

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the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions, and (ii) each such Additional Preferred Director shall serve until the next meeting at which directors are elected and until his or her successor is duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, all such additional directors shall automatically cease to be qualified to serve as directors, and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VII

LIMITATION ON LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv)

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for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section A of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Notwithstanding anything to the contrary set forth in this Section B of this Article VII, any indemnification or payment or reimbursement of expenses made pursuant to this Section B of this Article VII shall be subject to applicable requirements of the Investment Company Act. The provision of indemnification or advancement of expenses to any person entitled thereto under this Section B of this Article VII, or the entitlement of any such person to indemnification or advancement of expenses under this Section B of this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses to such person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any person seeking indemnification or advancement of expenses and costs may be entitled under the Bylaws or any law, agreement, vote of stockholders or disinterested directors or otherwise.

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ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. From and after the consummation of the IPO and the Listing, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

C. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer, and may not be called by any other person.

ARTICLE IX

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

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2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. For purposes of this Article IX, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

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2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Goldman Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Group Inc., Goldman Sachs Asset Management, L.P., Goldman, Sachs & Co. or any of their other subsidiaries or affiliates (collectively, “Goldman”) or their successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

4. “Goldman Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Goldman Direct Transferee or any other Goldman Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article IX is not applicable to the surviving entity;

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(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251 (g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of

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this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence

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of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Sections B or C of this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (a) Goldman, any Goldman Direct Transferee, any Goldman Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person described in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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8. “owner.” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

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9. “person” means any individual, corporation, partnership, unincorporated association or other entity.

10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X

TRANSFER RESTRICTIONS

During the Restricted Period (as defined below), a stockholder that acquired shares of Common Stock in connection with the consummation of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”), by and among the Corporation, Goldman Sachs Middle Market Lending Corp., Evergreen Merger Sub, Inc. and Goldman Sachs Asset Management, L.P., shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), assign, pledge or otherwise dispose of or encumber (collectively, “Transfer”) such shares of Common Stock unless (i) the Board of Directors provides prior written consent permitting such Transfer and (ii) such Transfer is made in accordance with applicable securities and other laws. The “Restricted Period” is 90 days after the filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”) for all of the shares of Common Stock acquired by a stockholder in connection with the Merger Agreement, 180 days after the Filing Date for two-thirds of the shares of Common Stock acquired by a stockholder in connection with the Merger Agreement and 270 days after the Filing Date for one-third of the shares of Common Stock acquired by a stockholder in connection with the Merger Agreement.

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The Board of Directors may impose certain conditions in connection with granting its consent to a Transfer pursuant to this Article X, and any such consent shall be granted in the sole discretion of the Board of Directors. Any purported Transfer of any shares of Common Stock effected in violation of this Article X shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records. For the avoidance of doubt, the restrictions on Transfer in this Article X shall have no force or effect with regard to any shares of Common Stock acquired by a stockholder prior to the closing of the transactions contemplated by the Merger Agreement.

ARTICLE XI

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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This Amended and Restated Certificate of Incorporation shall become effective on [            ], 2020 at 12:01 a.m. Eastern Daylight Time.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on this [    ] day of [            ], 2020.

GOLDMAN SACHS BDC, INC.

By:
Name:
Title:

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